UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Horejsi Enterprises, Inc.,
   253 N. Santa Fe, POB 45
   Salina, KS  67401
   USA
2. Issuer Name and Ticker or Trading Symbol
   Preferred Income Management Fund Incorporated
   PFM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |09/19/|P   | |31,000(1)         |(A)|$13.750    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/20/|P   | |15,000(1)         |(A)|$13.750    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/23/|P   | |30,000(1)         |(A)|$13.750    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/24/|P   | |100,000(1)        |(A)|$13.750    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/25/|P   | |30,000(1)         |(A)|$13.750    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/26/|P   | |10,000(1)         |(A)|$13.750    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/30/|P   | |30,000(1)         |(A)|$13.875    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/01/|P   | |32,500(1)         |(A)|$13.875    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/02/|P   | |6,000(1)          |(A)|$13.875    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/03/|P   | |10,000(1)         |(A)|$13.875    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/04/|P   | |8,400(1)          |(A)|$13.875    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/08/|P   | |18,100(1)         |(A)|$13.875    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/16/|P   | |12,600(1)         |(A)|$13.875    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/16/|P   | |135,000(1)        |(A)|$14.000    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/17/|P   | |12,700(1)         |(A)|$14.000    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/18/|P   | |4,700(1)          |(A)|$14.000    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/22/|P   | |34,000(1)         |(A)|$14.000    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/23/|P   | |21,000(1)         |(A)|$14.000    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/24/|P   | |20,000(1)         |(A)|$14.000    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/25/|P   | |6,000(1)          |(A)|$14.000    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/28/|P   | |53,900(1)         |(A)|$14.125    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/04/|P   | |12,100(1)         |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/05/|P   | |5,000(1)          |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/06/|P   | |9,500(1)          |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/08/|P   | |4,600(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/11/|P   | |8,900(1)          |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/11/|P   | |38,000(1)         |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/12/|P   | |7,000(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/13/|P   | |9,000(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/15/|P   | |18,000(1)         |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/15/|P   | |28,700(1)         |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/19/|P   | |4,300(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/20/|P   | |8,200(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/21/|P   | |2,800(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/22/|P   | |32,900(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/22/|P   | |2,000(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/25/|P   | |21,100(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/26/|P   | |33,000(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/27/|P   | |4,000(1)          |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/02/|P   | |3,000(1)          |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/03/|P   | |7,000(1)          |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/04/|P   | |10,300(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/05/|P   | |17,500(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/06/|P   | |1,000(1)          |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/06/|P   | |15,000(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/09/|P   | |16,600(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/11/|P   | |10,000(1)         |(A)|$14.625    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/11/|P   | |15,600(1)         |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/12/|P   | |10,000(1)         |(A)|$14.500    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/12/|P   | |20,000(1)         |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/16/|P   | |8,000(1)          |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/17/|P   | |27,000(1)         |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/18/|P   | |15,000(1)         |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/19/|P   | |21,500(1)         |(A)|$14.375    |                   |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/20/|P   | |17,500(1)         |(A)|$14.375    |2,071,430.9096     |D(1)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/23/|P   | |13,000(2)         |(A)|$14.375    |                   |D(2)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/24/|P   | |1,800(2)          |(A)|$14.375    |                   |D(2)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/26/|P   | |3,800(2)          |(A)|$14.375    |                   |D(2)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/27/|P   | |8,700(2)          |(A)|$14.375    |                   |D(2)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/30/|P   | |700(2)            |(A)|$14.375    |28,000             |D(2)  |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Such transactions were effected by Horejsi Enterprises, Inc. ("HEI"). The Lola Brown Trust No. 1 B (the "Brown Trust"), Ernest Horejsi Trust No. 1 B (the "Ernest Horejsi 1 B Trust"),
Evergreen Atlantic LLC ("Evergren"), and Stewart Horejsi Trust No. 2 (the "Stewart Horejsi Trust") are the holders of approximately 40%, 24%, 18% and 16%, respectively, of the outstanding shares of HEI. Stewart R. Horejsi is an agent of HEI, the Manager of Evergreen and one of three trustees of each of the Brown Trust and the Ernest Horejsi 1 B Trust. Susan Ciciora owns approximately 1% of the outstanding shares of HEI, is a director of HEI and one of the three trustees of each of the Brown Trust, the Ernest Horejsi 1 B Trust and the Stewart Horejsi Trust.
Stephen C. Miller is a director of, and Secretary of,
HEI.
By virtue of the relationships described above and his roles with HEI and the primary stockholders of HEI, Mr. Horejsi may be deemed to control HEI and may be deemed to possess indirect beneficial ownership of the shares of the Issuer held by HEI. However, Mr. Horejsi disclaims such beneficial ownership of the shares of the Issuer beneficially owned, directly or indirectly, by
HEI. By virtue of the relationships described above, Mr. Dunlap may be deemed to control HEI and may be deemed to possess indirect beneficial ownership of the shares of the Issuer held by HEI.
However, Mr. Dunlap disclaims such beneficial ownership of the shares of the Issuer beneficially owned, directly or indirectly, by HEI. Each of Messrs. Horejsi and Dunlap disclaims any pecuniary interest in any shares of the Issuer held by HEI, other than, in the case of Mr. Horejsi, to the extent of his interest as a beneficiary of the Brown Trust and the Ernest Horejsi 1 B Trust,
and his membership interest in
Evergreen.
By virtue of the relationships and transactions described in this Statement, the HEI and the Brown Trust may be deemed to constitute a group. The Brown Trust disclaims beneficial ownership of
Shares directly beneficially owned by
HEI.
(2) Such transactions were effected by the Brown Trust. As trustees of the Brown Trust, Messrs. Horejsi and Dunlap and Ms. Ciciora may be deemed to control the Brown Trust and may be deemed to possess indirect beneficial ownership of the shares of the Issuer held by the Brown Trust. However, none of the trustees, acting alone, can vote or exercise dispositive authority over shares of the Issuer held by the Brown Trust. Accordingly, Messrs. Horejsi and Dunlap and Ms. Ciciora disclaim beneficial ownership of the shares of the Issuer beneficially owned, directly or indirectly, by the Brown Trust. Messrs. Horejsi and Dunlap and Ms. Ciciora disclaim any pecuniary interest in any shares of the Issuer held by the Brown Trust, other than, in the case of Mr.
Horejsi, to the extent of his interest as a beneficiary of the Brown
Trust.
By virtue of the relationships and transactions described in this Statement, the HEI and the Brown Trust may be deemed to constitute a group. HEI disclaims beneficial ownership of Shares directly beneficially owned by the Brown
Trust.
__________________________
Joint Filer Name:  Stewart R.
Horejsi
Address:  253 N. Sante Fe. POB
45
                 Salina, KS
67401
Signature:  ______________________
                   Stewart R.
Horejsi
Joint Filer Name:  Larry L. Dunlap, individually and as
Trustee
                            of the Lola Brown Trust No. 1
B
Address:             223 N. Santa Fe, POB
121
                            Salina, KS
67401
Signature:
_________________________
                  Larry L.
Dunlap

SIGNATURE OF REPORTING PERSON
Larry L. Dunlap, Chairman/Pres., Horejsi Enterprises, Inc.
DATE
January 27, 1997